Exhibit 99.1

FOR IMMEDIATE RELEASE

STEADYMED PROVIDES INSIGHTS ON RECENT CORPORATE DEVELOPMENTS AND REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

MANAGEMENT TO HOST WEBCAST AND CONFERENCE CALL TODAY AT 4:30 P.M. EDT

SAN RAMON, Calif., August 13, 2015 — SteadyMed Ltd. (NASDAQ: STDY), a specialty pharmaceutical company focused on the development of drug products to treat orphan and high value diseases with unmet parenteral delivery needs, today provided an update on recent corporate developments and announced financial results for the second quarter and six months ended June 30, 2015.

“I am pleased by the progress SteadyMed has made so far in 2015 and I am very optimistic about our future as we continue to execute our strategic plan. With regards to our lead drug product candidate Trevyent®, for the treatment of pulmonary arterial hypertension, or PAH, we have made significant advancements and have also entered into an exclusive license and supply agreement with Cardiome Pharma Corp. for Europe, Canada and the Middle East. In addition, we have completed our two-year program of human factors studies, which has validated the usability of Trevyent in the intended patient population,” stated Jonathan Rigby, President and Chief Executive Officer of SteadyMed. “Many years of research and development are now coming to fruition and despite the recent need to implement some modifications relating to scale-up, we are now preparing to manufacture Trevyent, prior to the submission of our NDA.”

Recent Corporate Developments

•                                          Change to Trevyent manufacturing schedule for commercial shelf life testing - In July, during final test runs of the manufacturing process, management determined that minor modifications would be required for production of stability lots at scale. These modifications are being implemented and production of stability lots will now be initiated in Q4 2015. We now expect the availability of shelf life data and the submission of the Trevyent NDA in Q3 2016.

•                                          Human factors studies completed - In July, SteadyMed successfully achieved a significant milestone, the completion of its two-year program of human factors studies for Trevyent. By conducting this program of 8 iterative studies in the United States and Europe, involving 148 participants, including patients with PAH and healthcare providers, SteadyMed gathered extensive data and valuable user experience with Trevyent. The main goal of these studies was to identify potential errors and risks relating to usability in order to mitigate them prior to finalization of product design. These efforts culminated in a summative study that has validated the usability of Trevyent with its intended users. Management believes this is the first time that such a program has been completed for a combination of a parenteral prostacyclin and its administration system. If approved, we believe that Trevyent will be the first parenteral prostacyclin combination product that has been specifically designed to treat PAH.

•                                          License and commercialization agreement for Trevyent in ex-U.S. markets - In June, SteadyMed announced an exclusive license and supply agreement for Trevyent with Cardiome for Europe, Canada, and the Middle East, if it is approved for the treatment of PAH in such regions. Under the agreement, SteadyMed has received a $3.0 million upfront payment and is eligible to receive up to $9.25 million based on the achievement of future regulatory, third party payor reimbursement and commercialization milestones. In addition, SteadyMed will receive percentage royalties on net sales that scale from the low teens to the mid-twenties, as well as a cost-plus transfer price on the supply of Trevyent finished product. In the United States, SteadyMed plans to commercialize Trevyent using its own specialty sales force.

•                                          Orphan drug designation application response - In May, SteadyMed announced the submission of an application to the FDA for Orphan Drug Designation for Trevyent. Recently, SteadyMed received a response from the Office of Orphan Products Development (OOPD) explaining that Orphan Designation has not been granted at this time and further review of our application is pending receipt of additional information. We will be providing additional information to OOPD and requesting a face-to-face meeting to further discuss our application. Management remains confident that Trevyent offers a meaningful contribution to patient care versus the current market leading prostacyclin, Remodulin®.

•                                          Managed care market research study completed - In April, SteadyMed completed a managed markets assessment for the potential reimbursement of Trevyent for the treatment of PAH. The study involved respondents representing 137 million covered lives. Payer impressions of Trevyent were positive with pharmacy benefit managers noting multiple potential benefits compared to Remodulin. Respondents also stated that, if approved, they expect Trevyent to be placed on formulary and do not anticipate any issues with reimbursement.

•                                          Additional board member appointed - In June, SteadyMed further strengthened its Board of Directors with the appointment of Elizabeth A. Cermak. Ms. Cermak has significant senior leadership experience, including 20-plus years at Johnson & Johnson, developing and executing commercial strategies in the pharmaceutical industry. Her strong track record of success includes product launches, sales and marketing, product development, alliance management, commercial strategies and business development.

•                                          Initiation of SMT — 201 clinical study - This week, SteadyMed commenced enrollment for a pharmacokinetic clinical study to establish proof of concept of SMT— 201, or ketorolac AHPA (At Home Patient Analgesia). This product candidate is a combination of ketorolac, a potent nonsteroidal anti-inflammatory drug or NSAID, and our PatchPump platform technology for the intended treatment of moderately severe acute pain, post-surgery. This study will compare the pharmacokinetics of ketorolac delivered via continuous subcutaneous infusion to intermittent intramuscular injections over a 24-hour period. Top line data are expected in Q4 2015.

Second Quarter 2015 Financial Results

For the second quarter ended June 30, 2015, SteadyMed reported a net loss of $6.9 million, or $0.51 per share, compared to a net loss of $5.3 million, or $12.32 per share for the second quarter ended June 30, 2014. The current quarter’s calculation of loss per share is based on 13,541,155 weighted-average shares outstanding, versus 501,828 outstanding shares in the prior-year period.

Total operating expenses for the second quarter ended June 30, 2015 were $6.8 million compared to $3.6 million for the quarter ended June 30, 2014, driven by an increase in research and development and general and administrative expenses.

Research and development (R&D) expenses for the second quarter of 2015 were $5.4 million, compared to $3.1 million for the second quarter of 2014. The increase in R&D expenses year-over-year was primarily due to the greater use of sub-contractor services for the Trevyent development and scale up program.

General and administrative (G&A) expenses were $1.1 million for the second quarter of 2015, compared to $0.3 million for the same period in 2014. The increase in G&A expenses was primarily due to increased salaries and related expenses, and additional financial consulting, investor relations and legal services in support of operating as a public company.

Cash and cash equivalents were $43.1 million as of June 30, 2015. Management believes that the company has sufficient liquidity for at least the next 12 months.

Conference Call and Webcast

SteadyMed’s management will host a webcast and conference call regarding this announcement at 4:30 p.m. EDT today. The live call may be accessed by dialing (866) 430-0928 for domestic callers and (704) 908-0411 for international callers and referring to the conference number 94750929. A live webcast of the call will be available from the investor relations sections of the company website at www.steadymed.com, and will be archived there for 30 days. A telephone replay of the call will be available by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and entering the conference number 94750929.

About SteadyMed

SteadyMed Ltd. is a specialty pharmaceutical company focused on the development of drug products to treat orphan and high value diseases with unmet parenteral delivery needs. The company’s lead drug product candidate is Trevyent®, a development stage drug product that combines SteadyMed’s PatchPump technology with treprostinil, a vasodilatory prostacyclin analogue to treat pulmonary arterial hypertension. PatchPump is a proprietary, disposable, parenteral drug administration platform that is prefilled and preprogrammed at the site of manufacture. In June 2015, SteadyMed signed an exclusive license and supply agreement with Cardiome Pharma Corp. for the commercialization of Trevyent in Europe, Canada and the Middle East. SteadyMed has offices in San Ramon, California and Rehovot, Israel. For additional information about SteadyMed please visit www.steadymed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements concerning the company’s ability to advance its development-stage product candidates, including Trevyent. Forward-looking statements reflect the company’s current views with respect to certain current and future events and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially. Risks and uncertainties include, but are not limited to, the risk that drug development involves a lengthy and expensive process with uncertain outcome. The risks, uncertainties and assumptions referred to above are discussed in detail in our reports filed with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q filed on August 13, 2015. The company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof except as may be required by law.

Contacts:

Marylyn Rigby

Director of Marketing and Investor Relations

925-272-4999

mrigby@steadymed.com

Robert H. Uhl

Managing Director

Westwicke Partners

858-356-5932

robert.uhl@westwicke.com

STEADYMED LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	Unaudited		Unaudited
Operating expenses:
Research and development	$5,429	$3,101	$9,838	$5,352
Marketing	285	240	507	459
General and administrative	1,111	286	2,016	649
Total operating loss	6,825	3,627	12,361	6,460
Financial expenses (income), net	92	1,674	(11)	1,593
Loss before taxes on income	6,917	5,301	12,350	8,053
Taxes on income	8	36	131	81
Net loss	$6,925	$5,337	$12,481	$8,134
Net loss per share:
Basic and diluted net loss per Ordinary Share	$0.51	$12.32	$1.78	$19.06

Weighted-average number of Ordinary Shares used to compute basic and diluted net loss per share	13,541,155	501,828	7,555,684	501,828

STEADYMED LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share and per share data)

	June 30,	December 31,
	2015	2014
	Unaudited
Assets:
Cash and cash equivalents	$43,145	$6,167
Other assets	3,130	4,159
Total assets	$46,275	$10,326

Liabilities and shareholders’ equity (deficit):
Liabilities	$5,607	$10,978
Convertible preferred shares	—	35,669
Shareholders’ equity (deficit)	40,668	(36,321)
Total liabilities, convertible preferred shares & shareholder’s equity (deficit)	$46,275	$10,326